 Exhibit 2.1

AGREEMENT AND PLAN OF SECURITIES EXCHANGE

BY AND AMONG

MINN SHARES INC.,

TITAN CNG LLC

AND

THE MEMBERS OF TITAN CNG LLC IDENTIFIED HEREIN

Dated as of NOVEMBER 22, 2016

AGREEMENT AND PLAN OF SECURITIES EXCHANGE

This Agreement and Plan of Securities Exchange (this “Agreement”) is entered into as of November 22, 2016, by and among Minn Shares Inc., a Delaware corporation (“Minn Shares”), Titan CNG LLC, a Delaware limited liability company (the “Company”), and the holders of 100% of the outstanding membership interests of the Company (the “Members”). Collectively, the Company and the Members are referred to herein as the “Company Parties.”  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, the Members collectively own all of the issued and outstanding membership interests of the Company;

WHEREAS, in exchange for the sale and assignment of all of the issued and outstanding membership interests of the Company, Minn Shares shall issue to the Members such number of shares (the “Exchange Shares”) of Minn Shares Common Stock representing 91.25% of the total amount of issued and outstanding Minn Shares Common Stock as of the date of issuance thereof (the “Securities Exchange”), on the terms and conditions set forth herein;

WHEREAS, immediately after giving effect to the Securities Exchange, there will be approximately 13,615,406 shares of Minn Shares Common Stock and no warrants, options or other rights to purchase or acquire shares of Minn Shares’ capital stock issued and outstanding; and

WHEREAS, the Parties intend, by executing this Agreement, to implement a tax-free exchange of property governed by Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Closing” shall have the meaning as set forth in Section 2.2 hereof.

“Closing Date” shall have the meaning as set forth in Section 2.2 hereof.

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Minn Shares prior to and in connection with the execution of this Agreement.

“Company Financial Statements” shall have the meaning as set forth in Section 3.11 hereof.

“Company Insiders” shall have the meaning as set forth in Section 3.9 hereof.

“Company Intellectual Property” shall have the meaning as set forth in Section 3.19 hereof.

“Company Latest Balance Sheet” shall have the meaning as set forth in Section 3.11 hereof.

“Company Returns” shall have the meaning as set forth in Section 3.8(a) hereof.

“Company Units” means the Company’s Class A Membership Interests and Class B Membership Interests, as such terms are used and defined in the LLC Agreement.

“Compensatory Plan” shall mean (i) any employment, consulting, noncompetition, nondisclosure, non-solicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) any compensatory equity interest, stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) any savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing, in any case, to, under or with respect to which, Minn Shares or the Company, as applicable, has any actual or contingent obligation or liability.

“Copyrights” shall have the meaning as set forth in Section 3.19(a) hereof.

“Delaware Law” shall have the meaning as set forth in Section 3.23 hereof.

“Effective Date” shall have the meaning as set forth in Section 2.2 hereof.

“Effective Time” shall have the meaning as set forth in Section 2.2 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Evaluation Material” shall have the meaning as set forth in Section 7.3(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Shares” shall have the meaning as set forth in the recitals to this Agreement.

“Fully Diluted Basis” shall mean, with respect to the Company or Minn Shares, the number of Company Units or shares of Minn Shares Common Stock, as applicable, that would be outstanding upon (i) the conversion of all outstanding shares or securities of such issuer’s outstanding preferred stock or units, or (ii) the conversion or exercise, as the case may be, of all securities convertible into, exercisable for, or exchangeable for, directly or indirectly, Company Units or Minn Shares Common Stock, as applicable.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Intellectual Property” shall have the meaning as set forth in Section 3.19(a) hereof.

“Know-How” shall have the meaning as set forth in Section 3.19(a) hereof.

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement dated January 1, 2015, among the Company and the Members.

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

“Member Questionnaire” shall have the meaning as set forth in Section 8.2(e) hereof.

“Minn Shares Common Stock” shall mean the common stock, par value $0.0001 per share, of Minn Shares.

“Minn Shares Disclosure Schedule” means the disclosure schedules delivered by Minn Shares to the Company Parties prior to and in connection with the execution of this Agreement.

“Minn Shares Financial Statements” shall have the meaning as set forth in Section 5.5(b) hereof.

“Minn Shares Insiders” shall have the meaning as set forth in Section 5.11 hereof.

“Minn Shares Latest Balance Sheet” shall have the meaning as set forth in Section 5.17 hereof.

“Minn Shares Notes” mean those certain outstanding convertible promissory notes issued by Minn Shares on the date hereof in the aggregate principal amount of $415,173.98.

“Minn Shares Previous Filings” shall have the meaning as set forth in Section 5.5(a) hereof.

“Minn Shares Professional Fees” means the actual and documented fees, costs and expenses of Minn Shares’ attorneys, accountants and other service providers incurred by Minn Shares on or prior to the Closing Date in connection with the preparation and negotiation of this Agreement, the filings with the SEC related hereto, the closing of the transactions contemplated hereby, and the 2015 audit expenses, the Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2016 and September 30, 2016 of Minn Shares, the aggregate amount of which shall not exceed $75,000.00.

“Minn Shares Returns” shall have the meaning as set forth in Section 5.9(a) hereof.

“Minn Shares SEC Filings” shall have the meaning as set forth in Section 5.5(a) hereof.

“Patents” shall have the meaning as set forth in Section 3.19(a) hereof.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Schedule” means either the Company Disclosure Schedule or the Minn Shares Disclosure Schedule.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Securities Exchange” has the meaning ascribed thereto in the recitals to this Agreement.

“Subsidiary” shall, with respect to any Person, mean (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxing”) shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Trademarks” shall have the meaning as set forth in Section 3.19(a) hereof.

ARTICLE II
PLAN OF SECURITIES EXCHANGE

2.1       The Securities Exchange. Subject to the terms and conditions of this Agreement, on the Closing Date:

(a)       Minn Shares shall issue via book-entry the Exchange Shares to each Member in the name of such Member or its designee in accordance with Exhibit A hereto or pursuant to separate written instructions to be delivered by the Company to Minn Shares prior to the Closing Date. The aggregate number of Exchange Shares issued to the Members shall represent 91.25% of the shares of Minn Shares Common Stock on a Fully Diluted Basis immediately after the Closing.

(b)       Each Member shall deliver such documentation as may be required and reasonably acceptable to Minn Shares and its counsel to transfer the Company Interests to Minn Shares.

2.2       Time and Place of Closing. Subject to the provisions of ARTICLE VIII and ARTICLE IX hereof, the closing (the “Closing”) of the Securities Exchange shall take place on the date of this Agreement (the “Closing Date”), at the offices of Fredrikson & Byron, P.A., located at 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402, or remotely by facsimile, .pdf or other electronic means as mutually agreed upon by the Parties hereto, upon the exchange of signature pages and documents simultaneously with the execution of this Agreement. The Securities Exchange shall become effective (the “Effective Time”) at such time as all of the conditions to set forth in ARTICLE VIII hereof have been satisfied or waived by the Parties hereto. As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

2.3       Issuance of Shares; Procedures. The issuance of the Exchange Shares shall be via book-entry, subject to such further conditions and procedures as may, at the time of issuance, be required by the transfer agent of Minn Shares Common Stock or Minn Shares’ Board of Directors.

2.4       Directors and Officers of Minn Shares. At or prior to the Effective Time, the Board of Directors of Minn Shares shall take the following action, to be effective upon the Effective Time: (i) elect Scott M. Honour and Thomas J. Abood to the Board of Directors of Minn Shares; (ii) increase the size of the Board of Directors of Minn Shares to such number of persons equal to elect the foregoing; and (iii) appoint John P. Yeros, Kirk S. Honour and Randy Gilbert as chief executive officer, president and chief financial officer, respectively, of Minn Shares, or, in either case with regard to clauses (i) and (iii), such other persons designated by the Company. All of the persons serving as officers of Minn Shares immediately prior to the Closing shall resign at the Closing from all of such officer positions with Minn Shares. Subject to applicable law, Minn Shares shall take all action reasonably requested by the Company, but consistent with the certificate of incorporation and bylaws of Minn Shares, that is reasonably necessary to effect any such election or appointment of the designees of the Company to Minn Shares’ Board of Directors. The provisions of this Section 2.4 are in addition to and shall not limit any rights which the Company or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of Minn Shares as a matter of law with respect to the election of directors or otherwise. The newly-appointed directors and officers of Minn Shares shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of Minn Shares and applicable law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the relevant sections of the Company Disclosure Schedule, the Company hereby represents and warrants to Minn Shares as follows:

3.1       Organization and Qualification. The Company is, and on the Effective Date will be, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite limited liability company power to carry on its business as now conducted. A copy of the LLC Agreement that has been made available to Minn Shares prior to the date of this Agreement is a correct and complete copy of such document as in effect as of the date hereof, and shall be in effect on the Effective Date. The Company is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company.

3.2       Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming it is a valid and binding obligation of Minn Shares, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for approvals under applicable Blue Sky laws and filing of Form D with the Securities and Exchange Commission, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the consummation of the transactions contemplated hereby.

3.3       No Conflicts. The Company is not subject to, or obligated under, any provision of (a) the LLC Agreement, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company.

3.4       Capitalization.

(a)        The authorized, issued and outstanding Company Units as of the date hereof are correctly set forth in Schedule 3.4(a). The issued and outstanding Company Units are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to the Company’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described in Schedule 3.4(a), the Company has no other equity interests or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 3.4(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of Company Units or other equity interests by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any Company Units or other equity interests or other securities of the Company of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any Company Units or other of its equity interests.

(b)       Schedule 3.4(b) contains a list of the names of the owners of record as of the date of this Agreement of all issued and outstanding Company Units and the number of Company Units that each of them holds and the names of all holders of options, warrants, convertible securities, exchangeable securities and other rights entitling the holder thereof to purchase equity of the Company and the number of Company Units or other equity security underlying each such option, warrant, convertible security, exchangeable security and other right.

(c)       Other than Titan El Toro LLC, Titan Diamond Bar LLC and Titan Blaine LLC, the Company does not own, and is not party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Except as contemplated by this Agreement, the Company is not a party to, and, to the Company’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of the Company other than the LLC Agreement.

3.5       Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of the Company, threatened against the Company or its officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of the Company, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving the Company or its officers, directors, employees or affiliates, individually or in the aggregate. The Company is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.6       No Brokers or Finders. Except as described on Schedule 3.6, neither the Company nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.7       Subsidiaries. Other than Titan El Toro LLC, Titan Diamond Bar LLC and Titan Blaine LLC, the Company does not have, and on the Effective Date will not have, any Subsidiaries, nor does it have any direct or indirect interest in any other business entity.

3.8       Tax Matters.

(a)       (i) Except as set forth in Schedule 3.8, the Company has timely filed or sent (or has had timely filed or sent on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (the “Company Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any applicable Taxing authority; (ii) all such Company Returns are complete and accurate in all material respects; (iii) the Company has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it; (iv) the Company has established on the Company Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) the Company has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)       There are no liens for Taxes upon any assets of the Company, except liens for Taxes not yet due.

(c)       No deficiency for any Taxes has been asserted, assessed or, to the Company’s Knowledge, proposed against the Company that has not been finally resolved or that is not being contested in good faith. Except as disclosed in Schedule 3.8, no waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or the Company Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 3.8, there are no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or the Company Returns nor has there been any notice to the Company by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or the Company Returns. The Company does not expect the assessment of any additional Taxes of the Company for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company which would exceed the estimated reserves established on its books and records.

(d)       Except as set forth in Schedule 3.8, the Company has not requested any extension of time within which to file any Company Return, which return has not since been filed.

(e)       Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(f)       There is no contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(g)       The Company is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. The Company is not a party to any Tax sharing, allocation or indemnification agreement. The Company has not agreed or is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. The Company will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where the Company does not file a Return that Minn Shares is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of the Company.

(h)       The Company has not been a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(i)       The Company has not requested any extension of time within which to file any Tax Return of the Company, which return has not since been filed.

(j)       The Company has not entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)       The Company is, and has since its inception, been treated as a partnership for U.S. federal, state and local income Tax purposes and has not made any election to be classified as an “association” taxable as a corporation for U.S. federal, state or local income Tax purposes.

(l)       The aggregate tax basis in the Company Units equals or exceeds the aggregate tax basis in the fixed assets owned by the Company.

(m)       Schedule 3.8(m) hereto sets forth the tax basis of the assets owned by the Company for U.S. federal, state and local income Tax purposes.

3.9       Affiliate Transactions. Except as set forth in Schedule 3.9 hereto, and other than pursuant to this Agreement, no officer, director or employee of the Company, or any Affiliate or member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such Persons) (collectively the “Company Insiders”), has any agreement with the Company (other than normal employment arrangements the terms of which have been disclosed in writing to Minn Shares) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Except as set forth in Schedule 3.9, the Company is not indebted to nor has it extended any credit to any Company Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Company Insider is indebted to the Company (except for cash advances for ordinary business expenses). None of the Company Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 3.9, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

3.10       Compliance with Laws; Permits.

(a)       Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, environmental protection, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against the Company, and the Company has not received any notice, alleging a violation of any such laws, regulations or other requirements. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Minn Shares after it acquires the Company’s properties, assets and business.

(b)       The Company has obtained all licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety and environmental protection), that are necessary to the conduct of its operations and business, except where the failure to have any such license, permit or certificate would not reasonably be expected to have a Material Adverse Effect on the Company.

3.11       Financial Statements. The Company has made available to Minn Shares audited balance sheets of the Company as of December 31, 2014 and 2015, and the related audited statements of income, changes in stockholders’ equity, and cash flows of the Company for the years then ended (the “Company Financial Statements”) and its unaudited balance sheet as of September 30, 2016, and the related unaudited statements of income, change in stockholders’ equity and cash flows of the Company for the three-month period then ended (the “Company Interim Statements”). Except as set forth on Schedule 3.11, the Company Financial Statements and the Company Interim Statements were prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Financial Statements and the Company Interim Statements, respectively.

3.12       Books and Records. The books of account, minute books, stock record books, and other records of the Company, complete copies of which have been made available to Minn Shares, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. At the Closing, all of the Company’s records will be in the possession of the Company and will thereafter remain accessible to Minn Shares.

3.13       Real Property. The Company does not own any real property. Schedule 3.13 contains an accurate list of all leaseholds and other interests of the Company in any real property. The Company has good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in the Company’s business.

3.14       Insurance. The insurance policies owned and maintained by the Company are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that the Company is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and the Company has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. True, complete and correct copies of such insurance policies have been made available to Minn Shares.

3.15       No Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of the Company at September 30, 2016 (the “Company Latest Balance Sheet”) and other than the bridge notes described on Schedule 3.4(a), the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen after the date of the Company Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability), and (ii) liabilities under this Agreement.

3.16       Environmental Matters. The operations of the Company have never involved the handling, generation, transportation, treatment, storage or disposal of hazardous substances or hazardous wastes, as defined by any environmental laws, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C.A. 9601 et seq., or the Resource, Conservation and Recovery Act, 42 U.S.C.A. 6901 et seq. (“RCRA”), respectively, or any state, local or foreign equivalents, at or in connection with any real property in which the Company has or has had an interest so as to give rise to any current or future liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys’ fees or any investigative, corrective or remedial obligations). Neither the Company nor any of its employees or agents has any reasonable basis to believe that any hazardous substances or hazardous wastes, including petroleum and its constituents or derivatives, including without limitation xylene, benzene, ethylbenzene, toluene, and MTBE, are present on or under or proximate to the Company’s leased or owned real property, that pose a threat to human health or the environment, including by vapor intrusion into occupied dwellings or structures.

3.17       Absence of Certain Developments. Except as disclosed in the Company Financial Statements, as otherwise contemplated by this Agreement or as set forth in Schedule 3.17, since the date of the Company Latest Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on the Company, (ii) any event that could reasonably be expected to prevent or materially delay the performance of the Company’s obligations pursuant to this Agreement, (iii) any material change by the Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the Company Units or any redemption, purchase or other acquisition of any of the Company’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or Compensatory Plan of the Company, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of the Company, (vi) other than issuances of options pursuant to duly adopted option plans, the details of which have been disclosed in writing by the Company to Minn Shares, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Company, (vii) any amendment to the LLC Agreement, (viii) other than in the ordinary course of business consistent with past practice, any (A) capital expenditures by the Company, (B) purchase, sale, assignment or transfer of any material assets by the Company, (C) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of the Company, except for liens for Taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on the Company, or (D) cancellation, compromise, release or waiver by the Company of any rights of material value or any material debts or claims, (ix) any incurrence by the Company of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Company is a party or by which it is bound, (xiii) entry by the Company into any loan or other transaction with or extension of credit to any officers, directors or employees of the Company or Affiliates of family members thereof, (xiv) any charitable or other capital contribution by the Company or pledge therefore, (xv) entry by the Company into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (i) through (xv).

3.18       Employees. Except as otherwise set forth in Schedule 3.18 or as contemplated by this Agreement, to the Knowledge of the Company, (i) neither any executive employee of the Company nor any group of the Company’s employees has any plans to terminate his, her or its employment; (ii) the Company has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against the Company nor is the Company aware of any facts that would give rise to such a claim; (iv) no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; (v) no employee or former employee of the Company has any claim with respect to any intellectual property rights of the Company; and (vi) there is no reasonable basis for any of the events described in the preceding clauses (i) - (v).

3.19       Intellectual Property.

(a)       Except as set forth in Schedule 3.19(a), to its Knowledge, the Company owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “Company Intellectual Property”):

(1)       patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(2)       registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(3)       registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(4)       trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable) (collectively, “Know-How”);

(5)       software (together with Patents, Copyrights, Trademarks, and Know-How, “Intellectual Property”).

(b)       To its Knowledge, the Company has exclusive rights to the Company Intellectual Property (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances and free of all licenses except those set forth in Schedule 3.19(b) and licenses relating to off-the-shelf software having a per-application acquisition price of less than $10,000. No Copyright registration, Trademark registration, or Patent has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to the Company’s Knowledge, threatened opposition or cancellation proceeding in any country.

(c)       Except as set forth in Schedule 3.19(c), to the Company’s Knowledge (1) neither the conduct of the Company’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the Company Intellectual Property by any Person. Except as set forth in Schedule 3.19(a) and Schedule 3.19(c), there are no claims pending or, to the Company’s Knowledge, threatened (1) alleging that the Company’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the Company Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the Company Intellectual Property.

(d)       The Company has not entered into any consent agreement, indemnification agreement, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Company Intellectual Property other than as part of the license agreements listed in Schedule 3.19(b) or set forth in Schedule 3.19(c).

(e)       Except as set forth in Schedule 3.19(e), the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the Company Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

3.20       Tax-Free Reorganization. Neither the Company nor, to the Company’s Knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Securities Exchange from qualifying as a reorganization under Section 351 of the Code.

3.21       Employee Benefit Plans.

(a)       The Company does not sponsor, maintain or have any obligation or liability under, or has at any time sponsored, maintained or had any obligation under, any Compensatory Plan. Without limiting the generality of the foregoing, neither the Company nor any ERISA Affiliate sponsors, maintains or has any obligation under, or has sponsored, maintained or had any obligation under, any (A) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (B) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Each of the Company and its ERISA Affiliates is in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar state law.

(b)       Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually or in the aggregate, (A) result in any payment becoming due to any officer, employee, consultant or director of the Company, (B) increase or modify any benefits otherwise payable by the Company to any employee, consultant or director of the Company, or (C) result in the acceleration of time of payment or vesting of any such benefits.

3.22       Foreign Corrupt Practices. Neither the Company nor any of its directors, officers, or agents, employees or other Persons acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made other unlawful payment to any foreign or domestic government official or employee.

3.23       Ownership of Minn Shares Common Stock. Neither the Company nor any of its Subsidiaries own, directly or indirectly, beneficially or of record, any shares of Minn Shares Common Stock or any other economic interest (through derivative securities or otherwise) in, Minn Shares. Other than as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the General Corporation Law of the State of Delaware (“Delaware Law”).

3.24       Information. All of the information provided by, or on behalf of, the Company regarding the Company or any of its officers, directors, employees, agents or other representatives, to Minn Shares or its representatives for purposes of, or otherwise in connection with, the preparation of any filings to be made with the SEC and any other governmental authority in connection with the consummation of the transactions contemplated hereby is accurate and complete in all material respects.

3.25       Full Disclosure. The representations and warranties of the Company contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which the Company has Knowledge that has not been disclosed to Minn Shares pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MEMBERS

Each Member, severally and not jointly, hereby represents and warrants to Minn Shares, as follows:

4.1       Ownership. Such Member is the sole record and beneficial owner of the Company Units identified on Exhibit A as being owned by such Member. Other than the Company Units identified on Exhibit A, such Member does not own any units of membership interests or equity securities of the Company, including any options, warrants or other rights to acquire any such interests or securities. No person has a right to acquire or direct the disposition, or holds a proxy or other right to vote or direct the vote, any of the Company Units held by such Member. Such Member has good and valid title to the Company Units described as being owned by such Member on Exhibit A, as applicable, free and clear of any Encumbrances. The sale and exchange by such Member of the Company Units owned by such Member and the delivery of such Company Units to Minn Shares against receipt of the applicable Exchange Shares will transfer to Minn Shares good and valid title to such Company Units, free and clear of all Encumbrances.

4.2       Authorization; No Contravention. This Agreement has been duly executed and delivered by such Member and constitutes a legal, valid and binding obligation of such Member enforceable against such Member in accordance with its terms and such Member has the full power and authority to sell such Member’s Company Units and otherwise perform its obligations under this Agreement. Such Member is not a party to any agreement, arrangement or understanding that restricts transfer of the Company Units, gives a third party the right to vote the Company Units or otherwise restricts or limits such Member’s rights with respect to the Company Units. Except as set forth in Schedule 4.2, no third party has any right to consent or approve such Member’s sale of the Company Units as contemplated by this Agreement. The execution and delivery of this Agreement by such Member does not, and the performance of this Agreement by such Member will not conflict with or violate any organizational document or law applicable to such Member or by which its properties are bound or affected or require the consent of any other Person.

4.3       Accredited Investor. Such Member is either an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares, as confirmed by such Member’s execution of the Member Questionnaire. This Agreement is made with such Member in reliance upon such Member’s representation to Minn Shares, which by such Member’s execution of this Agreement, such Member hereby confirms, that the Exchange Shares to be acquired by such Member will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Member has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Member further represents that such Member does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Exchange Shares.

4.4       Restricted Securities. Such Member understands that the Exchange Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Member pursuant hereto, the Exchange Shares would be acquired in a transaction not involving a public offering. The issuance of the Exchange Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder for transactions by an issuer not involving a public offering. Such Member further acknowledges that if the Exchange Shares are issued to such Member in accordance with the provisions of this Agreement, such Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Such Member represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.5       Tax Matters. Such Member has had opportunity to review with such Member’s Tax advisors the applicable Tax consequences of the transactions contemplated by this Agreement and the exchange of the Exchange Shares acquired from such Member by Minn Shares, if any. Such Member is relying solely on such advisors and not on any statements or representations of counsel to Minn Shares, the Company or their respective representatives with respect to Tax matters. Such Member understands that such Member (and not Minn Shares or the Company) shall be responsible for its Tax liability and any related interest and penalties that may arise as a result of the transactions contemplated by the Agreement.

4.6       Ownership of Minn Shares Common Stock. Such Member (including such Member’s Affiliates) does not own, directly or indirectly, beneficially or of record, any shares of Minn Shares Common Stock or any other economic interest (through derivative securities or otherwise) in, Minn Shares. Other than as contemplated by this Agreement, no Member is, nor at any time during the last three years has been, an “interested stockholder” of Minn Shares within the meaning of Section 203 of the Delaware Law.

4.7       Legend. Such Member understands and acknowledges that the Exchange Shares will bear a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MINN SHARES

Except as set forth in the relevant sections of the Minn Shares Disclosure Schedule, Minn Shares hereby represents and warrants to the Company Parties as follows:

5.1       Organization and Qualification. Minn Shares is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Minn Shares has, and on the Effective Date will have, the requisite corporate power to carry on its business as now conducted. The copies of the certificate of incorporation and bylaws of Minn Shares which have been made available to the Company on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. Minn Shares is, and on the Effective Date each will be, licensed or qualified to do business in every jurisdiction which the nature of its business or its ownership of properties require each to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Minn Shares.

5.2       Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by Minn Shares, and the consummation by Minn Shares of the transactions contemplated hereby have been duly authorized by the Board of Directors of Minn Shares and no further corporate proceedings on the part of Minn Shares are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Minn Shares. This Agreement has been duly executed and delivered by Minn Shares and, assuming it is a valid and binding obligation of the Company and the Members, constitutes a valid and binding obligation of Minn Shares enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for approvals under applicable Blue Sky laws and the filing of Form D with the Securities and Exchange Commission, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Minn Shares for the consummation by Minn Shares of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Minn Shares, or adversely affect the consummation of the transactions contemplated hereby.

5.3       No Conflicts. Minn Shares is not subject to, or obligated under, any provision of (a) its certificate of incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Minn Shares.

5.4       Capitalization.

(a)       As of the date hereof, Minn Shares is authorized to issue 100,000,000 shares of Minn Shares Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 1,191,348 shares of Minn Shares Common Stock and no shares of preferred stock are currently issued and outstanding. The issued and outstanding shares of capital stock of Minn Shares are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to Minn Shares’ Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Except as set forth on Schedule 5.4, Minn Shares has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. Schedule 5.4 lists each option, warrant or other convertible security which will be outstanding on the Effective Date, including the names of the holders thereof, the number of shares subject to each option, warrant or security held by such holder, the exercise or conversion price and termination or maturity date of such option, warrant or security. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Minn Shares and, other than as set forth on Schedule 5.4, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Minn Shares any shares of capital stock or other securities of Minn Shares of any kind, and there will not be any such agreements on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Minn Shares to repurchase or otherwise acquire any shares of its capital stock.

(b)       Minn Shares is not a party to, and, to Minn Shares’ Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Minn Shares.

5.5       Exchange Act Reports; Financial Statements.

(a)       Since January 1, 2014, Minn Shares has timely filed all reports, forms and documents required to be filed with the SEC (the “Minn Shares Previous Filings”). Minn Shares shall notify the Company promptly of the filing of any additional forms, reports or documents with the SEC by Minn Shares after the date hereof and prior to the Effective Time (together with the Minn Shares Previous Filings, the “Minn Shares SEC Filings”). As of their respective filing dates, each of the Minn Shares SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder.

(b)       The financial statements (including footnotes thereto) included in or incorporated by reference into the Minn Shares SEC Filings (the “Minn Shares Financial Statements”) were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with the Exchange Act and the applicable accounting requirements, rules and regulations of the SEC promulgated thereunder as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein). The Minn Shares Financial Statements fairly present the financial condition of Minn Shares as of the dates thereof and results of operations for the periods referred to therein (subject, in the case of unaudited Minn Shares Financial Statements, to normal recurring year-end adjustments). There has been no change in Minn Shares accounting policies except as described in the notes to the Minn Shares Financial Statements.

5.6       Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Minn Shares, threatened against Minn Shares or its officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Minn Shares, except as set forth on Schedule 5.6, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving Minn Shares or its officers, directors, employees or affiliates, individually or in the aggregate. Minn Shares is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

5.7       Subsidiaries. Minn Shares does not have any direct or indirect Subsidiaries and does not own any equity interests in any third party.

5.8       No Brokers or Finders. None of Minn Shares or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

5.9       Tax Matters.

(a)       (i) Minn Shares has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Minn Shares Returns”), required to be filed by it in respect of any Taxes; (ii) all such Minn Shares Returns are complete and accurate in all material respects; (iii)  Minn Shares has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Return); (iv) Minn Shares has established on the Minn Shares Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) Minn Shares has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)       There are no liens for Taxes upon any assets of Minn Shares, except statutory liens for current Taxes not yet due.

(c)       No deficiency for any Taxes has been asserted, assessed or proposed against Minn Shares that has not been finally resolved. No waiver, extension or comparable consent given by Minn Shares regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Minn Shares by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Minn Shares, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. Minn Shares does not expect the assessment of any additional Taxes of Minn Shares for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Minn Shares which would exceed the estimated reserves established on its books and records.

(d)       Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e)       There is no contract, agreement, plan or arrangement to which Minn Shares is a party which requires Minn Shares to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(f)       Minn Shares is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. Minn Shares is not a party to any Tax sharing, allocation or indemnification agreement. Minn Shares has not agreed or is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. Minn Shares will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where Minn Shares does not file a Return that Minn Shares is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Minn Shares.

(g)       Minn Shares has not been a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h)       Minn Shares has not requested any extension of time within which to file any Minn Shares Return, which return has not since been filed.

(i)       Minn Shares is, and has since its inception, been treated as a C corporation for U.S. federal, state and local income Tax purposes.

5.10       Contracts and Commitments. Except as set forth in Schedule 5.10 or contemplated or disclosed herein or in the Minn Shares SEC Filings, Minn Shares is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which are currently in effect, and which relate to Minn Shares or its business.

5.11       Affiliate Transactions. No officer, director or employee of Minn Shares, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Minn Shares Insiders”), has any agreement with Minn Shares or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Minn Shares. Minn Shares is not indebted to any Minn Shares Insider (except for reimbursement of ordinary business expenses and Minn Shares’ obligations under the Minn Shares Notes) and no Minn Shares Insider is indebted to Minn Shares (except for cash advances for ordinary business expenses). For purposes of this Section 5.11, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

5.12       Compliance with Laws; Permits.

(a)       Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Minn Shares, Minn Shares and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Minn Shares, and Minn Shares has not received any notice, alleging a violation of any such laws, regulations or other requirements. Minn Shares is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Company after the completion of the Securities Exchange.

(b)       Minn Shares has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety and environmental protection), and none are necessary and material to its operations and business.

5.13       Validity of Exchange Shares. The Exchange Shares to be issued pursuant to this Agreement will be, when issued in exchange for the Company Units, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and encumbrances.

5.14       Books and Records. The books of account, minute books, stock record books, and other records of Minn Shares, complete copies of which have been made available to the Company, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Minn Shares. At the Closing, all of Minn Shares’ records will be in the possession of Minn Shares.

5.15       Real Property. Minn Shares does not own or lease any real property.

5.16       Insurance. Except as described on Schedule 5.16, Minn Shares does not own or maintain any insurance policies.

5.17       No Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of Minn Shares at September 30, 2016 included in Minn Shares’ Quarterly Report on Form 10-Q for the quarter ended on such date (the “Minn Shares Latest Balance Sheet”), Minn Shares has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except liabilities which have arisen after the date of the Minn Shares Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability).

5.18       Environmental Matters. None of the operations of Minn Shares involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

5.19       Absence of Certain Developments. Except as disclosed in the Minn Shares SEC Filings, as set forth on Schedule 5.19 or as otherwise contemplated by this Agreement, since the date of the Minn Shares Latest Balance Sheet, Minn Shares has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on Minn Shares, (ii) any event that would reasonably be expected to prevent or materially delay the performance of Minn Shares’ obligations pursuant to this Agreement, (iii) any material change by Minn Shares in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Minn Shares or any redemption, purchase or other acquisition of any of Minn Shares’ securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Minn Shares, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Minn Shares, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Minn Shares, (vii) any amendment to its certificate of incorporation or bylaws, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by Minn Shares, (x) purchase, sale, assignment or transfer of any material assets by Minn Shares, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Minn Shares, except for liens for Taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Minn Shares, or (z) cancellation, compromise, release or waiver by Minn Shares of any rights of material value or any material debts or claims, (ix) any incurrence by Minn Shares of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Minn Shares, (xi) entry by Minn Shares into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Minn Shares is a party or by which any of them is bound, (xiii) entry by Minn Shares into any loan or other transaction with any officers, directors or employees of Minn Shares, (xiv) any charitable or other capital contribution by Minn Shares or pledge therefore, (xv) entry by Minn Shares into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by Minn Shares to do any of the things described in the preceding clauses (i) through (xv).

5.20       Employee Benefit Plans.

(a)       Minn Shares does not sponsor, maintain or have any obligation or liability under, or has at any time sponsored, maintained or had any obligation under, any Compensatory Plan. Without limiting the generality of the foregoing, neither Minn Shares nor any ERISA Affiliate sponsors, maintains or has any obligation under, or has sponsored, maintained or had any obligation under, any (A) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (B) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Each of Minn Shares and its ERISA Affiliates is in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar state law.

(b)       Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually or in the aggregate, (A) result in any payment becoming due to any officer, employee, consultant or director of Minn Shares, (B) increase or modify any benefits otherwise payable by Minn Shares to any employee, consultant or director of Minn Shares, or (C) result in the acceleration of time of payment or vesting of any such benefits.

5.21       Employees. Minn Shares has no employees, other than the individuals serving as unpaid officers of Minn Shares. Other than Minn Shares’ independent auditors and legal counsel, Minn Shares does not engage and has no agreements or other arrangements with any Persons to provide any consulting or advisory services.

5.22       Intellectual Property.

(a)       Minn Shares does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software, other than off-the-shelf software to manage its accounting and bookkeeping.

(b)       To Minn Shares’ Knowledge, Minn Shares is not infringing upon the proprietary rights of any Person. There are no claims pending or, to Minn Shares’ Knowledge, threatened alleging that Minn Shares is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c)       Minn Shares is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Minn Shares.

5.23       Tax Free Reorganization. Neither Minn Shares nor, to Minn Shares’ Knowledge, any of its Affiliates has through the date of this Agreement, taken or agreed to take any action that would prevent the Securities Exchange from qualifying as a reorganization under Section 351 of the Code.

5.24       Investment Company. Minn Shares is not as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

5.25       Foreign Corrupt Practices. Neither Minn Shares nor any of its directors, officers, or agents, employees or other Persons acting on behalf of Minn Shares has, in the course of its actions for, or on behalf of, Minn Shares: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made other unlawful payment to any foreign or domestic government official or employee.

5.26       No Integrated Offering. Neither Minn Shares nor any Affiliates of Minn Shares, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Minn Shares Common Stock issuable pursuant to this Agreement under the Securities Act or cause this offering of such shares of Minn Shares Common Stock to be integrated with prior offerings by Minn Shares for purposes of the Securities Act or any applicable stockholder approval requirements of any authority.

5.27       Application of Takeover Provisions. Minn Shares has never adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Minn Shares Common Stock or a change in control of Minn Shares.

5.28       Information. All of the information provided by, or on behalf of, Minn Shares regarding Minn Shares or any of its officers, directors, employees, agents or other representatives, to the Company or its representatives for purposes of, or otherwise in connection with, the preparation of any filings to be made with the SEC and any other governmental authority in connection with the consummation of the transactions contemplated hereby is accurate and complete in all material respects.

5.29       Full Disclosure. The representations and warranties of Minn Shares contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Minn Shares has Knowledge that has not been disclosed to the Company pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Minn Shares, or materially adversely affect the ability of Minn Shares to consummate in a timely manner the transactions contemplated hereby.

ARTICLE VI

[Intentionally Omitted.]

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.1       Governmental Filings. Subject to the terms and conditions herein provided, each Party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each Party will use all reasonable efforts and will cooperate with the other Parties in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each Party will, to the extent practicable, provide the other Parties with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each Party will use all reasonable efforts and will cooperate with the other Parties in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

7.2       Expenses. The Company shall pay the Minn Shares Professional Fees within thirty (30) days after Closing. No less than five (5) business days prior to the Closing, Minn shares shall furnish to the Company a schedule setting forth in reasonable detail the fees, costs and expenses comprising the Minn Shares Professional Fees.

7.3       Due Diligence; Access to Information; Confidentiality.

(a)       Between the date hereof and the Closing Date, the Company and Minn Shares have afforded to the other Parties and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other Parties as described herein and to provide the other Parties a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other Parties; provided, however, that the foregoing rights granted to each Party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective Party set forth herein.

(b)       As more fully set forth in that certain Confidentiality Agreement between the Company and Minn Shares dated July 29, 2016, the terms and conditions of which are hereby incorporated by reference, the Company and Minn Shares agree that each such Party will not use materials reviewed in its due diligence evaluation (the “Evaluation Material”) for any purpose other than in connection with the Securities Exchange and the transactions contemplated hereunder. Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such Party’s Affiliates or representatives, in each case, to the extent necessary to permit such Affiliate or representative to assist such Party in connection with the Securities Exchange and the transactions contemplated hereunder.

7.4       Tax Treatment. The Parties hereby agree and acknowledge that the transactions contemplated by this Agreement shall be treated for all U.S. federal, state and local income Tax purposes pursuant to the principles set forth in IRS Revenue Ruling 84-111, 1984-2 CB 88. Accordingly, for all U.S. federal, state and local income Tax reporting purposes: (i) the Members shall treat the transfer of the membership interests in the Company as a transfer of interests in a partnership to Minn Shares in exchange for the Exchange Shares; (ii) the transfers to Minn Shares set forth in (i) above are intended to qualify as tax-free capital contributions pursuant to Section 351 of the Code; and (iii) the Company shall be terminated as a “partnership” for income Tax purposes pursuant to Code Section 708(b)(1)(B) and, instead shall, immediately following Minn Shares’ deemed acquisition of the membership interests of the Company, be an entity that is disregarded for income Tax purposes from Minn Shares.

7.5       Press Releases; Securities Filings. The Company and Minn Shares shall agree with each other as to the form and substance of any press release or public announcement or filing related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit any Party, following notification to the other Parties, from making any disclosure which is required by law or regulation, including without limitation SEC rules. If any such press release or public announcement is so required, the Party making such disclosure shall consult with the other party prior to making such disclosure, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties. The Parties acknowledge that the Company shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Securities Exchange and including the requisite audited consolidated financial statements of the Company, any required interim and pro forma financial statements and the requisite Form 10 disclosure regarding the Company and its Subsidiaries.

7.6       Satisfaction of Minn Shares Liabilities. Other than liabilities arising from the Minn Shares Professional Fees or the Minn Shares Notes, Minn Shares shall have no liabilities outstanding as of the Effective Time.

7.7       D&O Insurance. Within ninety days after the Effective Date, Minn Shares shall cause to be obtained a customary directors’ and officers’ liability insurance appropriate for a publicly traded company for each person serving as an officer or director of Minn Shares prior to the Effective Time for a period of at least three years from the Effective Date with a coverage amount equal to at least $2 million.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1       Conditions to Obligations of Each Party. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)       No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)       Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Minn Shares of all or a material portion of the business or assets of the Company, or to compel Minn Shares or the Company to dispose of or to hold separately all or a material portion of the business or assets of Minn Shares or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby; or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(c)       Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.1(b).

(d)       Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, the Nasdaq Stock Market, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets in any of the foregoing cases generally that would make completion of the Securities Exchange impossible.

8.2       Additional Conditions to Obligation of Minn Shares. The obligation of Minn Shares to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)       Representations and Compliance. The representations of the Company Parties contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Each Company Party shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b)       Officers’ Certificate. The Company shall have furnished to Minn Shares a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 8.2(a) have been fulfilled.

(c)       President’s Certificate. The Company shall have furnished to Minn Shares (i) copies of the text of the resolutions by which the company action on the part of the Company necessary to approve this Agreement and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of the Company by its president certifying to Minn Shares that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of the Company by its president certifying the signature and office of each officer of the Company executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto by the Company, (iv) a copy of the certificate of formation of the Company, certified by the Secretary of State of Delaware, and a certificate from the Secretary of State of Delaware evidencing the good standing of the Company in such jurisdiction as of a recent date prior to the Closing Date, but no more than 15 days prior to the Closing Date and (v) a current copy of the Company’s operating agreement.

(d)       Consents and Approvals. The Company shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company.

(e)       Member Questionnaire. Each Member shall have executed and delivered to Minn Shares a completed accredited investor questionnaire in the form attached hereto as Exhibit B (a “Member Questionnaire”), accurate in all material respects and attesting that each Member is an “accredited investor” as defined in Regulation D of the Securities Act or otherwise has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares.

(f)       No Material Adverse Effect. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Company Financial Statements which has had or is reasonably likely to cause a Material Adverse Effect on the Company.

(g)       Delivery of Audit Report and Financial Statements. The Company shall have completed the Company Financial Statements for all periods required to be filed in a current report on Form 8-K to be filed within 4 (four) business days following the Closing and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board for the two most recently completed fiscal years. The form and substance of the Company Financial Statements shall be satisfactory to Minn Shares in its sole and absolute discretion.

(h)       Form 8-K. The Company shall have provided Minn Shares with reasonable assurances that Minn Shares will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of the Company and the requisite Form 10 required disclosure regarding the Company and its Subsidiaries.

8.3       Additional Conditions to Obligation of the Company Parties. The obligation of the Company Parties to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)       Representations And Compliance. The representations of Minn Shares contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Minn Shares shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

(b)       Officer’s Certificate. Minn Shares shall have furnished to the Company Parties a certificate of the Chief Executive Officer of Minn Shares, dated as of the Effective Date, in which such officer shall certify that, to his best Knowledge, the conditions set forth in Section 8.3(a) have been fulfilled.

(c)       Secretary’s Certificate. Minn Shares shall have furnished to the Company Parties (i) copies of the text of the resolutions by which the corporate action on the part of Minn Shares necessary to approve this Agreement, the election or appointment of the directors of Minn Shares to serve following the Closing Date and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of Minn Shares dated as of the Closing Date certifying to the Company Parties that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (ii) a copy of the certificate of incorporation of Minn Shares, certified by the Secretary of State of Delaware, and certificates from the Secretary of State of Delaware evidencing the good standing of Minn Shares in such jurisdiction as of a recent date prior to the Closing Date.

(d)       Consents and Approvals. Minn Shares shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Minn Shares’ assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Minn Shares or any license, franchise or permit of or affecting Minn Shares.

(e)       Resignations. Each of the officers of Minn Shares immediately prior to the Effective Time shall deliver duly executed resignations from their officer positions with Minn Shares effective at the Effective Time.

(f)       No Material Adverse Effect. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Minn Shares Financial Statements which has had or is reasonably likely to cause a Material Adverse Effect on Minn Shares.

ARTICLE IX
TERMINATION

9.1       Termination. This Agreement may be terminated prior to the Effective Date:

(a)       by mutual consent of the Company and Minn Shares, if the Board of Directors of the Company and Minn Shares each so determines;

(b)       by Minn Shares, if any representation of the Company set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 8.2(a) could not be satisfied;

(c)       by the Company, if any representation of Minn Shares set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 8.3(a) could not be satisfied;

(d)       by Minn Shares, if the Company fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 8.2(a) could not be satisfied;

(e)       by the Company, if Minn Shares fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 8.3(a) could not be satisfied;

(f)       by either the Company or Minn Shares if the Closing Date is not on or before November 30, 2016, or such later date as the Company and Minn Shares may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Securities Exchange by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement); and

(g)       by Minn Shares if, after complying with Section 7.7 and affording the Company ten (10) business days’ notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 7.7 (and, if the Company so elects, after good faith negotiations with the Company during such ten business day period, to attempt to make adjustments in the terms and conditions of this Agreement as would enable Minn Shares to proceed with the Securities Exchange), the Board of Directors of Minn Shares shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by the Company.

9.2       Effect of Termination.

(a)       If this Agreement is terminated pursuant to Section 9.1 hereof, then (i) this Agreement shall become void and have no effect whatsoever, except that the provisions of ARTICLE I (“Definitions”), this ARTICLE IX (“Termination”), ARTICLE X (“General Provisions”) and Section 7.2 (“Expenses”) shall survive any such termination, (ii) no Party hereto shall have any liability hereunder arising from any breach by such Party of any provision of this Agreement if such breach occurred prior to such termination, (iii) each Party will redeliver all documents, work papers and other material of the other Parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the Party furnishing the same and (iv) all information received by any Party hereto with respect to the business of the other Parties or their affiliated companies shall remain subject to the terms of Section 7.3(b) - (e) hereof.

(b)       Notwithstanding the foregoing, upon a termination occurring pursuant to Sections 9.1(b) or (d), the Company shall pay to Minn Shares the Minn Shares Professional Fees within two (2) business days of the date Minn Shares furnishes to the Company a schedule setting forth in reasonable detail the fees, costs and expenses comprising the Minn Shares Professional Fees, and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Minn Shares. Upon any other termination under this Agreement, each party hereto shall be responsible for its own fees and expenses.

ARTICLE X
general provisions

10.1       Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier transmission, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to the Company:	Titan CNG LLC 315 E. Lake St. Suite 301 Wayzata, MN 55391 Facsimile: (888) 637-1077 Telephone: (877) 973-9191 Attn: Chief Executive Officer

With copies to:	Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 Facsimile: (612) 492-7077 Telephone: (612) 492-7000 Attn: Frank Bennett, Esq. and Christopher J. Melsha, Esq.

If to Minn Shares:	Minn Shares Inc. 1624 Harmon Place, Suite 210 Minneapolis, MN 55403 Facsimile: (815) 642-4491 Telephone: (612) 486-5587 Attn: Chief Executive Officer

With copies to:	Duane Morris LLP 1540 Broadway New York, NY 10036 Facsimile: (212) 202-6094 Telephone: (212) 692-1036 Attn: David N. Feldman, Esq.

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

10.2       No Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for this ARTICLE X, the representation contained in Section 3.16, which shall survive for one year after the Effective Time and those covenants and agreements herein and Section 7.3 that by their terms apply or are to be performed in whole or in part after the Effective Time.

10.3       Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

10.4       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each Party’s anticipated benefits under this Agreement.

10.5       Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the Parties to this Agreement and signed on behalf of each of the Parties hereto.

10.6       Waiver. At any time prior to the Effective Date, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other Parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the Party giving such extension or waiver.

10.7       Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, but shall not be assignable by any Party hereto without the prior written consent of the other Parties hereto.

10.8       Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

10.9       Third Party Beneficiaries. Each Party hereto intends that this Agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any person other than the Parties hereto.

10.10       Governing Law. This Agreement is governed by the internal laws of the State of Delaware without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

10.11       Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Minnesota, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the Parties consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.11, however, affects the right of any Party to serve legal process in any other manner permitted by law.

10.12       Disclosure in Schedules. For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule hereto with respect to any Section hereof in such a way as to make its relevance to the information called for by another Section hereof or any other Schedule, as the case may be, reasonably apparent, such matter shall be deemed to have been disclosed in response to such other Section or Schedule, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of Minn Shares and the Company hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections of this Agreement and Schedules hereto.

[Remainder of Page Left Intentionally Blank - Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

TITAN CNG LLC

By:	/s/ John P. Yeros
Name: John P. Yeros
Title: Chief Executive Officer

MINN SHARES INC.

By:	/s/ Richard E. Gilbert
Name: Richard E. Gilbert
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Securities Exchange

Member Signatures Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Kirk Honour

By:	/s/ Kirk Honour

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Falcon Capital LLC

By:	/s/ Scott M. Honour
Its:	Managing Member
Name:	Scott M. Honour

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Honour Capital LP

By:	/s/ Scott M. Honour
Its:	Managing Member
Name:	Scott M. Honour

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: John H. Honour

By:	/s/ John H. Honour

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Timothy J. Gorry

By:	/s/ Timothy J. Gorry

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: James G. Jackson

By:	/s/ James G. Jackson

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Alpeter Family Limited Partnership

By:	/s/ Stephen V. Alpeter
Its:	Member
Name:	Stephen V. Alpeter

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: New Frontier Strategy, LLC

By:	/s/ Phillip A. Musser
Its:	President
Name:	Phillip A. Musser

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Sarah Goor Viralam

By:	/s/ Sarah Goor Viralam

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: John Jay Liljeberg

By:	/s/ John Jay Liljeberg

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Brian Clark and Renae Clark

By:	/s/ Brian Clark and Renae Clark

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Stephen J. Clark

By:	/s/ Stephen J. Clark

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Keith Clark and Janice Clark

By:	/s/ Keith Clark and Janice Clark

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Phillip “Ted” Atalla

By:	/s/ Phillip “Ted” Atalla

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Richard E. Horn

By:	/s/ Richard E. Horn

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Red Ocean Consulting, LLC

By:	/s/ Brenton Hayden
Its:	Managing Director
Name:	Brenton Hayden

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Thomas J. Abood Revocable Trust u/a dtd August 17, 2012 as amended

By:	/s/ Thomas J. Abood
Its:	Trustee
Name:	Thomas J. Abood

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: David M. Leavenworth

By:	/s/ David M. Leavenworth

Member Signature Page to Agreement and Plan of Securities Exchange

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

MEMBER:

Printed Name: Bonita Beach Blues, Inc.

By:	/s/ Robert M. Emfield
Its:	President
Name:	Robert M. Emfield

Member Signature Page to Agreement and Plan of Securities Exchange